UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 23, 2007

Mitek Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-15235	87-0418827
(Commission File Number)	(IRS Employer Identification No.)

8911 Balboa Ave, Suite B, San Diego, California	92123
(Address of Principal Executive Offices)	(Zip Code)

(858) 503-7810
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02  Termination of a Material Definitive Agreement.

Amended and Restated Agreement and Plan of Merger with Parascript, LLC

As reported in a Current Report on Form 8-K filed with the SEC on July 14, 2006, on July 13, 2006, Mitek Systems, Inc., a Delaware corporation (“Mitek”) entered into a definitive Asset Purchase Agreement (the “Agreement”) with Parascript LLC., a Wyoming limited liability company (“Parascript”), pursuant to which Mitek was to acquire substantially all of the assets and liabilities of Parascript (the “Transaction”). Mitek and Parascript subsequently agreed to modify the transaction structure as a result of certain tax issues affecting Parascript, and on September 22, 2006, Mitek filed a Current Report on Form 8-K with the SEC reporting that on September 18, 2006, Mitek had entered into a definitive Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") with Mitek Acquisition Sub, LLC, a Wyoming limited liability company (the "Acquisition Sub"), Parascript, LLC, a Wyoming limited liability company ("Parascript") and Parascript Management, Inc., a Wyoming corporation, pursuant to which Parascript was to merge with and into the Acquisition Sub (the "Merger").

On January 23, 2007, Mitek notified Parascript that it was terminating the Merger Agreement. As previously reported, Mitek has accrued a variety of fees and expenses in contemplation of the Merger, including certain fees and expenses which are owed to the lender which was to provide financing for the Merger. The payment of the various Merger-related fees and expenses are expected to have a material adverse effect upon Mitek’s liquidity position and general financial condition and may have a negative effect on Mitek’s ability to operate effectively, or at all, in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITEK SYSTEMS, INC.

Date: January 25, 2007	By:	/s/ James B. DeBello
James B. DeBello
President and Chief Executive Officer